Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: September 29, 2020

LSI INDUSTRIES INC. REPORTS INDUCEMENT GRANTS UNDER NASDAQ LISTING RULES

Cincinnati, OH; September 29, 2020 – LSI Industries Inc. (NASDAQ: LYTS, or the “Company”), a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced an inducement grant in accordance with NASDAQ Listing Rule 5635(c)(4) to Pablo Leguina, Senior Vice President - Sales, effective September 28, 2020. The awards were granted by the Company’s Compensation Committee.

Mr. Leguina was granted an inducement stock option to purchase up to 75,000 shares of the Company’s common stock. The award was approved in connection with the commencement of his employment with the Company on September 28, 2020 and has a ten-year term. The option is exercisable at a price of $7.06 per share (the closing price on September 28, 2020). Two-thirds of the options will vest on the second anniversary date of grant; the remaining shares will vest on the third anniversary date of grant.

About LSI Industries Inc.

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,200 employees at seven manufacturing plants in the United States, including its corporate headquarters. Additional information about LSI is available at www.lsicorp.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit www.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

Additional note: Today’s news release, along with past releases from LSI Industries Inc., is available on the Company’s internet site at www.lsicorp.com.

LSI Industries Inc. Reports Inducement Grant

September 29, 2020

Investor contact: Noel Ryan, IRC; 770.778.2415; LYTS@vallumadvisors.com